Exhibit 12

STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES - REAL ESTATE TRUST ONLY

	For the Three Months Ended December 31,		For the Twelve Months Ended September 30,
(Dollars in thousands)	2004	2003	2004	2003	2002	2001		2000
FIXED CHARGES: (1)
Interest and debt expense	$13,602	$12,575	$60,478	$50,862	$51,061	$51,203		$47,149
Ground rent	—	—	—	—	—	—		—

Total fixed charges for ratio	$13,602	$12,575	$60,478	$50,862	$51,061	$51,203		$47,149

EARNINGS: (1)
Operating income (loss)	$(6,069)	$(5,838)	$(24,371)	$(14,893)	$(19,548)	$(667)		$(4,341)
Equity in earnings of unconsolidated entities	(1,749)	(1,932)	(7,788)	(7,248)	(8,811)	(7,169)		(7,291)
Distributions from unconsolidated entities	3,227	3,092	12,550	12,048	11,496	10,814		10,297
Capitalized interest	—	—	—	—	(287)	(569)		(1,175)

	(4,591)	(4,678)	(19,609)	(10,093)	(17,150)	2,409		(2,510)
Total fixed charges for ratio	13,602	12,575	60,478	50,862	51,061	51,203		47,149

Total earnings for ratio	$9,011	$7,897	$40,869	$40,769	$33,911	$53,612		$44,639

RATIO OF EARNINGS TO FIXED CHARGES	Less than 1	Less than 1	Less than 1	Less than 1	Less than 1	1.05	x	Less than 1

Excess (deficiency) of available earnings to fixed charges	$(4,591)	$(4,678)	$(19,609)	$(10,093)	$(17,150)	$2,409		$(2,510)

(1)	Includes Discontinued Real Estate Operations

Exhibit 12.1

STATEMENT RE COMPUTATION OF RATIO OF CONSOLIDATED EARNINGS TO FIXED CHARGES

	For the Three Months Ended December 31,				For the Twelve Months Ended September 30,
(Dollars in thousands)	2004		2003		2004		2003		2002		2001		2000
FIXED CHARGES: (1)
Real estate
Interest and debt expense	$13,602		$12,575		$60,478		$50,862		$51,061		$51,203		$47,149
Ground rent	—		—		—		—		—		—		—

Total fixed charges for ratio - real estate	13,602		12,575		60,478		50,862		51,061		51,203		47,149
Banking
Preference security dividend requirements of consolidated subsidiary	3,846		5,095		27,989		15,000		15,000		15,000		15,000
Interest expense	42,217		46,436		163,022		205,479		273,186		422,744		394,400

Total fixed charges for ratio - total company	$59,665		$64,106		$251,489		$271,341		$339,247		$488,947		$456,549

EARNINGS: (1)
Operating income - total company	$63,746		$25,130		$206,844		$131,297		$84,034		$94,980		$69,805
Equity in earnings of unconsolidated entities	(1,749)		(1,932)		(7,788)		(7,248)		(8,811)		(7,169)		(7,291)
Distributions from unconsolidated entities	3,227		3,092		12,550		12,048		11,496		10,814		10,297
Capitalized interest	—		—		—		—		(287)		(569)		(1,175)
Preference security dividend requirements of consolidated subsidiary	(3,846)		(5,095)		(27,989)		(15,000)		(15,000)		(15,000)		(15,000)

	61,378		21,195		183,617		121,097		71,432		83,056		56,636
Total fixed charges for ratio - total company	59,665		64,106		251,489		271,341		339,247		488,947		456,549

Total earnings for ratio	$121,043		$85,301		$435,106		$392,438		$410,679		$572,003		$513,185

RATIO OF EARNINGS TO FIXED CHARGES	2.03	x	1.33	x	1.73	x	1.45	x	1.21	x	1.17	x	1.12	x

Excess of available earnings over fixed charges	$61,378		$21,195		$183,617		$121,097		$71,432		$83,056		$56,636

(1)	Includes Discontinued Real Estate Operations